Exhibit 23.3

DEGOLYER AND MACNAUGHTON

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

January 18, 2013

Dune Energy, Inc.

Two Shell Plaza

777 Walker Street, Suite 2300

Houston, Texas 77002

Ladies and Gentlemen:

We hereby consent to the inclusion of our Letter Report dated July 30, 2012, as exhibit 99.1 to the Company’s Registration Statement on Form S-1. We further consent to the inclusion of information from our “Appraisal Report as of June 30, 2012 on Certain Properties owned by Dune Energy Inc.”, in the sections “ Business and Properties – Natural Gas and Oil Reserves”, “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations-Estimated proved oil and gas reserves”, and “Note-Supplemental Oil and Gas Information (Unaudited)-Reserves”.

We also hereby consent to all references to our firm included in the Company’s Registration Statement on Form S-1.

Very truly yours,

DeGOLYER and MacNAUGHTON

Texas Registered Engineering Firm F-716